Exhibit 99.1

          Cognex Corporation Announces Fourth Quarter Results

    NATICK, Mass.--(BUSINESS WIRE)--Jan. 25, 2006--Cognex Corporation (NASDAQ: CGNX) today announced revenue for the fourth quarter ended December 31, 2005 of $60,818,000, and net income of $11,750,000, or
$0.24 per diluted share. These most recent quarterly results are compared to the company's historical results for the fourth quarter of 2004 and for the third quarter of 2005 in the table below. Also provided in the table below are revenue, net income and earnings per share for the year ended December 31, 2005, as compared to the company's historical results for the year ended December 31, 2004.


                                    Revenue   Net Income  Earnings per
                                                             Diluted
                                                              Share
----------------------------------------------------------------------
      Quarterly Comparisons
----------------------------------------------------------------------
Current quarter: Q4-05           $60,818,000  $11,750,000    $0.24
----------------------------------------------------------------------
Prior year's quarter: Q4-04      $43,909,000   $6,644,000    $0.14
----------------------------------------------------------------------
Change from Q4-04 to Q4-05            39%          77%         69%
----------------------------------------------------------------------
Prior quarter: Q3-05             $58,256,000  $10,858,000    $0.22
----------------------------------------------------------------------
Change from Q3-05 to Q4-05             4%           8%          9%
----------------------------------------------------------------------

----------------------------------------------------------------------
       Yearly Comparisons
----------------------------------------------------------------------
Year ended December 31, 2005    $216,875,000  $35,702,000     $0.74
----------------------------------------------------------------------
Year ended December 31, 2004    $201,957,000  $37,744,000     $0.80
----------------------------------------------------------------------
Change from 2004 to 2005               7%         (5%)         (7%)
----------------------------------------------------------------------

    The company's reported results for 2005 include the results of DVT Corporation (since May 9, 2005), and also include the amortization costs related to that acquisition ($1,143,000 in the fourth quarter and $3,048,000 for the year).
    "I am rather pleased with our results for 2005; despite a dramatic year-on-year decline of more than 30% in revenue from our customers who manufacture capital equipment for the semiconductor and electronics industries, our revenue kept pace with 2004 because of significant growth in our other businesses that focus on the factory floor," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "Our 2005 revenue from the Surface Inspection market grew by 22% vs. 2004, as did our business in the Factory Automation market...and that's without including the revenue from DVT which we acquired in May of 2005. We expect that those businesses, together with new initiatives, will make Cognex far less dependent on the vagaries of the semiconductor and electronics capital equipment industries."
    Dr. Shillman continued, "And, although our net income is not yet at our target level of 20% (or more) of revenue, given the downturn in the Semi/Electronics business, we did pretty well in 2005, with net income at 16% of revenue and operating income at 20% of revenue (or 18% and 22%, respectively, excluding $3 million of amortization for DVT acquisition-related costs)."
    "Finally, we had a positive surprise at the end of 2005 when the Lemelson Partnership, whose machine vision patents were declared invalid, unenforceable, and not infringed by Cognex, said that they would not seek further review by the U.S. Supreme Court of that decision (even though they have until late February of 2006 to do so), and they advised the U.S. District Court of Arizona that they intend to file a motion to dismiss their machine vision patent claims against hundreds of companies, many of whom are Cognex customers. As a result, in the fourth quarter we reversed a $1 million reserve that we had established for possible indemnification of our customers around the world. Now everyone can benefit from the use of Cognex products without fear of Lemelson," concluded Dr. Shillman.


                        Details of the Quarter
                        ----------------------

    Statement of Operations Highlights - Fourth Quarter of 2005

    -- Revenue for the fourth quarter of 2005 increased a dramatic 39% over the fourth quarter of 2004 due to the following factors:


        --  Record revenue from the Factory Automation market
            (including incremental revenue of approximately $6,200,000 from the DVT acquisition),

        -- Increased revenue from customers in the Semiconductor and Electronics Capital Equipment business, and

        -- Higher sales of SmartView(R), the company's surface inspection product.

    On a sequential basis, revenue increased 4% over the prior quarter due to higher revenue from the Factory Automation and Semi/Electronics Capital Equipment markets.

    -- Gross margin was 72% in the fourth quarter of 2005 compared to 73% in both the fourth quarter of 2004 and in the prior quarter. Cost of revenue for the fourth quarter of 2005, the fourth quarter of 2004, and the third quarter of 2005 includes a benefit of $287,000, $317,000, and $185,000, respectively, relating to the sale of inventory previously reserved. Excluding this benefit, gross margin would have been 71% in the fourth quarter of 2005, 72% in the fourth quarter of 2004, and 73% in the prior quarter. Gross margin declined year-on-year despite higher sales volume due to revenue mix as well as favorable variances in the fourth quarter of 2004 that didn't repeat in the current quarter. On a sequential basis, the gross margin declined due to revenue mix and higher manufacturing costs. During the fourth quarter of 2005, Cognex began moving a portion of its manufacturing operation from Massachusetts to Ireland to be closer to its contract manufacturer.

    -- Research, Development & Engineering (R, D & E) spending in the fourth quarter of 2005 decreased 1% from the fourth quarter of 2004 and 4% from the prior quarter. Spending decreased year-on-year (despite incremental costs associated with the new employees added from the DVT acquisition) due to lower outside service costs. The decline on a sequential basis is due to lower employee-related costs, including relocation expenses, as compared to the prior quarter.

    -- Selling, General & Administrative (S, G & A) spending in the fourth quarter of 2005 increased 18% from the fourth quarter of 2004 and 3% on a sequential basis (or 23% and 8%, respectively, excluding the $1,000,000 Lemelson reserve reversal). The increase year-on-year is due to incremental DVT costs, the company's investment in sales and marketing, and higher professional fees. On a sequential basis, the increase is due to higher employee-related expenses and sales costs, including commissions and travel and entertainment.

    -- The company reported a foreign currency loss of $286,000 in the fourth quarter of 2005, a gain of $1,568,000 in the fourth quarter of 2004 and a loss of $410,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $1,531,000 in the fourth quarter of 2005 compared to $1,322,000 in the fourth quarter of 2004 and $1,156,000 in the prior quarter. The increase in investment and other income, both year-on-year and sequentially, is due to higher yields.

    -- The effective tax rate was 26% in the third and fourth quarters of 2005 as compared to 29% in the fourth quarter of 2004. The effective tax rate decreased year-on-year due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2005 than in 2004.

    Balance Sheet Highlights - December 31, 2005

    -- Cognex's financial position at December 31, 2005 was very strong, with over $312,000,000 in cash and investments, and no debt. Cash and investments decreased by nearly $79,000,000 from the end of 2004, primarily due to the following uses:


        --  $115 million to purchase DVT,

        --  $15 million paid out to shareholders as dividends, and

        -- $11.7 million to repurchase approximately 384,000 shares of common stock on the open market.

    Notwithstanding those non-operating uses, Cognex generated positive cash flow from operations in 2005 of over $41,000,000.

    -- Days sales outstanding (DSO) for the fourth quarter of 2005 was 62 days, and remains within the company's targeted range.

    -- Inventories at December 31, 2005 decreased by approximately $1,300,000, or 6%, from the end of 2004 despite incremental inventory from the DVT acquisition, and inventory turns in the fourth quarter were equivalent to 3.7 times per year.

    Business Trends and Financial Outlook

    Bookings and Backlog:

    -- For the fourth quarter of 2005, bookings increased slightly over the prior quarter due to higher orders from the Semiconductor and Electronics Capital Equipment market and the Factory Automation market, which set a new record. The increase in orders from those markets offset the expected decline in surface inspection orders given the unsustainably high order rate in the first nine months of the year. Consolidated backlog at year end was approximately $33,000,000, which is an increase of 14% over the 2004 year-end backlog of approximately $29,000,000.

    Financial Outlook:

    -- For the first quarter of 2006, Cognex expects revenue to be between $60 million and $63 million. At that revenue level, gross margin is expected to be in the low-70% range, including estimated pre-tax stock-based compensation expense of $300,000. For the first quarter, operating expenses (R, D & E and S, G & A), including estimated pre-tax stock-based compensation expense of $2,600,000, are expected to increase by 15% to 20% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings are expected to be between $0.16 and $0.20 per diluted share (or between $0.20 and $0.24 per diluted share excluding estimated stock-based compensation expenses of $2,900,000).

    Non-GAAP Financial Measures

    This press release contains non-GAAP financial measures which Cognex believes are helpful in allowing individuals to more accurately assess its operations and more readily compare its results over multiple periods. However, the non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

    Analyst Conference Call and Simultaneous Webcast

    Cognex will host a conference call to discuss its results for the fourth quarter of 2005, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 6871747.
    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 300,000 machine vision systems, representing over $1.9 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Southeast Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com.

    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; (7) challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2004. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
                              (Unaudited)
                In thousands, except per share amounts




                             Three Months Ended    Twelve Months Ended
                         Dec. 31,  Oct. 2, Dec. 31,  Dec. 31, Dec. 31,
                           2005     2005     2004     2005     2004
                         -------- -------- --------  -------- --------


Revenue                 $ 60,818 $ 58,256 $ 43,909  $216,875 $201,957

Cost of revenue           17,289   15,755   11,791    62,899   57,371
                         -------- -------- --------  -------- --------

Gross margin              43,529   42,501   32,118   153,976  144,586
     Percentage of
      revenue                 72%      73%      73%       71%      72%

Research, development,
 and engineering expenses  6,916    7,224    6,958    27,640   27,063
     Percentage of
      revenue                 11%      12%      16%       13%      13%

Selling, general, and
 administrative expenses  21,979   21,351   18,693    82,332   70,674
     Percentage of
      revenue                 36%      37%      43%       38%      35%
                         -------- -------- --------  -------- --------

Operating income          14,634   13,926    6,467    44,004   46,849
     Percentage of
      revenue                 24%      24%      15%       20%      23%

Foreign currency gain
 (loss)                     (286)    (410)   1,568      (888)   1,641

Investment and other
 income                    1,531    1,156    1,322     5,130    4,670
                         -------- -------- --------  -------- --------

Income before taxes       15,879   14,672    9,357    48,246   53,160

Income tax provision       4,129    3,814    2,713    12,544   15,416
                         -------- -------- --------  -------- --------

Net income              $ 11,750 $ 10,858 $  6,644  $ 35,702 $ 37,744
     Percentage of
      revenue                 19%      19%      15%       16%      19%
                         ======== ======== ========  ======== ========

Net income per diluted common
 and common
 equivalent share       $   0.24 $   0.22 $   0.14  $   0.74 $   0.80
                         ======== ======== ========  ======== ========

Diluted weighted-average
 common and common
 equivalent shares
 outstanding              48,320   48,469   46,157    47,935   47,358
                         ======== ======== ========  ======== ========

Cash dividends per common
 share                  $   0.08 $   0.08 $   0.08  $   0.32 $   0.28
                         ======== ======== ========  ======== ========


                          COGNEX CORPORATION
                            Balance Sheets
                              (Unaudited)
                             In thousands


                                            December 31,  December 31,
                                                2005          2004
                                            ------------  ------------

Assets

Cash and investments                        $   312,258   $   391,076

Accounts receivable                              42,051        33,816

Inventories                                      18,819        20,091

Property, plant, and equipment                   24,175        23,995

Other assets                                    167,259        64,330
                                            ------------  ------------

Total assets                                $   564,562   $   533,308
                                            ============  ============


Liabilities and Stockholders' Equity

Current liabilities                         $    58,041   $    70,501

Stockholders' equity                            506,521       462,807
                                            ------------  ------------

Total liabilities and stockholders' equity  $   564,562   $   533,308
                                            ============  ============


                          COGNEX CORPORATION
                    Additional Information Schedule
                              (Unaudited)
                         Dollars in thousands



                             Three Months Ended    Twelve Months Ended
                         Dec. 31,  Oct. 2, Dec. 31,  Dec. 31, Dec. 31,
                           2005     2005     2004      2005     2004
                         -------- -------- --------  -------- --------


Revenue                 $ 60,818 $ 58,256 $ 43,909  $216,875 $201,957
                         ======== ======== ========  ======== ========

Revenue by division:
  Modular Vision Systems
   Division                   86%      84%      83%       84%      86%
  Surface Inspection
   Systems Division           14%      16%      17%       16%      14%
                         -------- -------- --------  -------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ========  ======== ========

Revenue by geography:
  United States               37%      37%      36%       37%      31%
  Japan                       28%      30%      29%       28%      38%
  Europe                      28%      27%      29%       29%      25%
  Other                        7%       6%       6%        6%       6%
                         -------- -------- --------  -------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ========  ======== ========

Revenue by market:
  Discrete factory
   automation                 56%      57%      56%       57%      44%
  Semiconductor and
   electronics capital
   equipment                  30%      27%      27%       27%      42%
  Surface inspection          14%      16%      17%       16%      14%
                         -------- -------- --------  -------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ========  ======== ========

Revenue by product:
  Vision sensors              45%      44%      38%       43%      30%
  PC-based vision systems     34%      34%      35%       35%      47%
  Surface inspection
   vision systems             10%      12%      13%       11%      10%
  Service                     11%      10%      14%       11%      13%
                         -------- -------- --------  -------- --------
  Total                      100%     100%     100%      100%     100%
                         ======== ======== ========  ======== ========




    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations